Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Axesstel, Inc.
Investor Relations
+1 858.625.2100

Axesstel Chairman and President Adopt 10b5-1 Trading Plans

SAN DIEGO - July 21, 2005 – Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced Mike Kwon, chairman and CEO, and David Morash, president and CFO, have each adopted a prearranged stock trading plan in accordance with Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 and the company’s policies with respect to insider sales.

Mr. Kwon and Mr. Morash have stated that their trading plans do not reflect a lack of confidence in Axesstel or its future, but that they are designed to allow them to monetize a portion of their equity position in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

Under Mr. Kwon’s 10b5-1 plan, which became effective on June 14, 2005, Mr. Kwon may sell a portion of his holdings in the company. These sales are expected to take place periodically through December 31, 2006 as predetermined target prices, which are substantially higher than current trading prices, are achieved. If the target prices are achieved and all stock eligible for sale under the plan is sold, Mr. Kwon will own no less than 9% of Axesstel’s current outstanding stock.

Under Mr. Morash’s 10b5-1 plan, which became effective on June 15, 2005, Mr. Morash will systematically exercise employee stock options and sell the underlying shares subject to exercise. These sales are expected to take place periodically through July 31, 2006 as predetermined target prices which are substantially higher than current trading prices are

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Axesstel Chairman and President Adopt 10b5-1 Trading Plans	pg. 2

achieved. If the target prices are achieved and all stock eligible for sale under the plan is sold, Mr. Morash’s stockholdings in the company will remain substantially the same to his current holdings.

ABOUT AXESSTEL

Axesstel is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, payphones, voice/data terminals and broadband modems for access to voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions, currently based on 3G Code Division Multiple Access (CDMA) technology, to leading telecommunications operators and distributors worldwide. Headquartered in San Diego, California with a research and development center in Seoul, South Korea, Axesstel is listed on AMEX: AFT. For more information on Axesstel visit www.axesstel.com.

© 2005 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to Mr. Kwon’s and Mr. Morash’s stock holdings in Axesstel after the completion of each of their respective trading plans. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk that certain shares of stock in the company will not occur or be consummated; additional stock in the company may be issued; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; potential intellectual property-related litigation, and Axesstel’s primary dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances after this press release.